Exhibit 10.1

EMPLOYMENT AGREEMENT

OF

MARTIN P. GALVAN

This Employment Agreement of Martin P. Galvan (“Agreement”) is entered into as of this 8th day of August, 2011 (“Effective Date”) between Lannett Company, Inc. (“Company”) and Martin P. Galvan (“Executive”).

RECITALS

Company wishes to employ Executive as its Vice President of Finance and Chief Financial Officer.  Executive wishes to accept such employment under the terms and conditions set forth in this Agreement.

IT IS AGREED as follows:

1.              Employment.

Company hereby employs Executive as its Vice President of Finance and Chief Financial Officer; and Executive accepts such employment.

2.              Term.

The term of employment under this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier under Section 9, for one year (the “Original Term”).  The term of employment hereunder shall thereafter be automatically extended for an unlimited number of additional one-year periods (each, an “Additional Term”; the Original Term and any Additional Terms collectively, the “Term”) unless either party gives 90 days’ written notice to the other (a “Non-Renewal Notice”) that such party is electing not to so extend the Term.  Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 9.  Non-extension of this Agreement pursuant to this Section through the delivery of a Non-Renewal Notice shall constitute a Termination of Employment for purposes of Section 9(a) only, and shall not constitute termination without Cause pursuant to Section 9(b)(iv) or otherwise entitle Executive to receive the Severance Pay (as defined in Section 10(b)) or the severance payments provided for Section 10(b)(v).  Notwithstanding the foregoing, should Company provide a Non-Renewal Notice to Executive, Company shall pay to Executive his then current base salary under Section 4 pursuant to its usual payroll practices for the remainder of the Term plus one month following the expiration of the Term, or for a total of three months, whichever is greater (the payments hereinafter referred to as the “Non-Renewal Severance Pay”).  Non-Renewal Severance Pay will only be made if Executive executes and delivers to Company, in a form prepared by Company, and fails to revoke, a release of all claims against Company and other appropriate parties, excluding Executive’s vested rights under Company sponsored retirement plans, 401(k) plans and stock ownership plans.

3.              Duties.

Executive shall devote his full-time efforts to the proper and faithful performance of all duties customarily discharged by a Vice President of Finance and Chief Financial Officer for a company doing the type of business engaged in by Company and any additional duties assigned to him from time to time by the President and Chief Executive Officer of Company and/or the Board of Directors of Company. Executive shall report directly to the President and CEO of Company. Executive agrees to use his best efforts and comply with all fiduciary and professional standards in the performance of his duties hereunder. Executive shall provide services to any subsidiary or affiliate of Company without additional compensation and benefits beyond those set forth in this Agreement, and any compensation and benefits provided to Executive for such services shall be a credit with regard to amounts due from Company under this Agreement. Executive represents and warrants to Company that, at all times prior to the Effective Date when he has served as its Internal Audit Manager of Company and at all times during the Term, he has either fulfilled or will fulfill his duty of loyalty to Company; and he has either acted or will act in the best interests of Company’s shareholders.

4.              Base Salary.

Executive shall be paid a base salary of Two Hundred Fifty Thousand Dollars and no cents ($250,000.00) per annum for the Term, payable, less applicable withholdings, in proportional monthly payments or more frequently in accordance with Company’s regular practice. Salary for a portion of any period will be prorated. The Compensation Committee of the Board of Directors and the President and CEO will conduct an annual performance review of Executive and, as part of such review, will consider adjustments to the base salary set forth herein based on the performance of both Executive and Company.

5.              Stock Options.

On July 15, 2011 (the “Grant Date”), Company granted Executive an option to purchase up to 40,000 shares of Lannett common stock at an exercise price of $4.73 per share, the fair market value of such stock as of the Grant Date. The terms of the options grant included a tiered vesting schedule of three (3) years.  One-third of the options will vest one year after the Grant Date, an additional one-third will vest two years after the Grant Date, and the final one-third will vest three years after the Grant Date.

6.              Annual Bonus.

Executive shall be eligible to participate in the Annual Discretionary Income Plan (the “ADIP”) administered by the Compensation Committee, or any successor annual bonus plan or arrangement generally made available to the executive officers of Company. The ADIP shall provide Executive with a target bonus opportunity for each fiscal year of Company (i.e. July 1 to June 30), regardless of whether or not a bonus is declared for any fiscal year.  In the event Executive is entitled to an annual bonus as provided by this Section 6, Company shall pay the cash portion of such annual bonus in a single lump sum no later than the earlier of: (a) the date required under the ADIP or any successor annual bonus plan; or (b) sixty (60) days following the date Executive’s right to the annual bonus is not subject to a substantial risk of forfeiture, as defined by Treasury Regulation Section 1.409A-1(d)(1), with the exact date of payment to be determined by Company in its sole and absolute discretion.

7.              Benefits.

During the Term, Executive shall have the following benefits:

a)              Executive may participate in all Company sponsored stock option plans, retirement plans, 401(k) plans, life insurance plans, medical insurance plans, disability insurance plans, executive stock ownership plans and such other benefit plans generally available from time to time to other executive employees of Company for which he qualifies under the terms of the plans. Executive’s participation in and benefits under any benefit plan shall be on the terms and subject to the conditions specified in such plan.

b)             An annualized automobile allowance of $10,800 will be provided and will be paid on a bi-weekly basis as part of the regular payroll, subject to applicable tax withholdings and other payroll deductions

c)              Personal time off (PTO) granted to Executive in accordance with Company’s published PTO policy generally afforded to salaried management employees. Employee will be eligible for nineteen (19) days of PTO upon employment, and will have the same eligibility each anniversary year until it would change based upon the regular schedule for PTO eligibility based on service.

8.              Reimbursement of Expenses.

Company will reimburse Executive for the reasonable and necessary expenses incurred by him in the performance of his duties under this Agreement in accordance with Company’s expense reimbursement policy in effect from time to time, and upon receipt of appropriate documentation.  Notwithstanding any provision of this Agreement, (a) the amount of expense eligible for reimbursement during one calendar year will not affect the expenses eligible for reimbursement, in any other calendar year; (b) reimbursement of expenses for a given calendar year will be made in accordance with Company’s expense reimbursement policy, but in any event on or before the last day of the immediately following calendar year; and (c) the right to reimbursement is not subject to liquidation or exchange for another benefit.

9.              Termination of Employment.

a)              Executive’s Termination of Employment with Company, for any reason and irrespective as to whether initiated by Executive or Company, shall be considered a contemporaneous resignation by Executive from the position of Company’s Vice President of Finance and Chief Financial Officer, and shall be deemed a termination from employment with all entities related to Company.

b)             Executive’s employment will terminate upon the occurrence of a “Separation from Service,” with the date of the Separation from Service being referred to as the “Termination Date.”  For purposes of this Agreement, the term “Separation from Service” means death, retirement, or Termination of Employment of Executive and the term “Termination of Employment” means that, as of a given date, Executive and Company reasonably anticipate that no further services will be performed after such date or that the level of bona fide services Executive will perform after such date would permanently decrease to no more than 49% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period of services to Company if Executive has been providing services to the Employer for less than thirty-six (36) months).  For avoidance of doubt, a Termination of Employment will include any event described as follows:

i.                                          Death.  In the event of Executive’s death, Executive’s employment hereunder shall automatically terminate on the date of death.

ii.                                       Termination for Disability.  To the extent permitted by law, in the event of Executive’s Disability, Company may terminate Executive’s employment hereunder by giving at least thirty (30) days prior written notice to Executive.  For purposes of this Section 9(b)(ii), the Termination Date shall be the thirtieth (30th) day after the date the notice is given to Executive.  The term “Disability” shall mean the inability of Executive, due to injury, illness, disease or bodily or mental infirmity to engage in the performance of his material duties of employment with Company as contemplated by Section 3 herein for (i) any period of ninety (90) consecutive days or (ii) a period of one hundred fifty days (150) in any consecutive twelve (12) months, provided that if Executive returns to work in the consecutive twelve (12) month period for a period of less than ten (10) consecutive business days in duration, such return to work shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same.  Benefits to which Executive is entitled under any disability policy or plan provided by Company shall reduce the base salary paid to Executive during any period of Disability on a dollar-for-dollar basis.

iii.                                    Termination for Cause.  Company may terminate Executive’s employment hereunder for Cause by giving written notice of termination to Executive.  For purposes of this Section 9(b)(iii), the Termination Date shall be the date on which such notice is given.  The term “Cause” shall consist of any of the following:

(A)                              Executive’s willful commission of an act constituting fraud, embezzlement, breach of any fiduciary duty owed to Company or its stockholders or other material dishonesty with respect to Company;

(B)                                Gross negligence or willful misconduct in the performance of Executive’s duties;

(C)                                Willful or reckless conduct of Executive which has an adverse impact (economic or otherwise) on Company;

(D)                               Executive’s willful violation of any law, rule or regulation relating to the operation of Company or any of its subsidiaries or affiliates;

(E)                                 The order of any court or supervising governmental agency with jurisdiction over the affairs of Company or any subsidiary or affiliate;

(F)                                 Executive’s willful violation of any provision of this Agreement, including without limitation violation of Sections 11,12, 13, or 14;

(G)                                Executive’s conviction or plea of nolo contendere (or its equivalent) with respect to a felony or any other crime involving dishonesty or moral turpitude;

(H)                               Executive communicating with outside professionals, including but not limited to accounting and law firms, not retained by Company concerning the business of Company and/or Confidential Information, as defined below, without the prior approval of Company’s President and Chief Executive Officer;

(I)                                    Abuse of illegal drugs or other controlled substances or habitual intoxication;

(J)                                   Willful violation by Executive of Company’s published business conduct guidelines, code of ethics, conflict of interest or other similar policies; or

(K)                               Executive becoming under investigation by or subject to any disciplinary charges by any regulatory agency having jurisdiction over the Company (including but not limited to the Drug Enforcement Administration (DEA), Food and Drug Administration (FDA) or the Securities and Exchange Commission (SEC)) or if any complaint is filed against Executive by any such regulatory agency.

iv.                                   Termination Without Cause.  Company may terminate Executive’s employment hereunder without Cause by giving at least thirty (30) days’ prior written notice to Executive.  For purposes of this Section 9(b)(iv), the Termination Date shall be the thirtieth (30th) day after the notice is given to Executive.

v.                                      Resignation for Any Reason.  Executive may resign from his employment hereunder for any reason by giving at least thirty (30) days prior written notice to Company.  For purposes of this Section 9(b)(v), the Termination Date shall be the thirtieth (30th) day after the notice is given to Company.

10.       Effect of Separation from Service.

a)              If Executive’s employment terminates for Cause or for any reason other than as set forth in Section 10(b), Company shall pay the following amounts (hereinafter the “Standard Entitlements”): (i) earned but unpaid Base Salary under Section 4 as of the Termination Date; (ii) accrued but unpaid annual bonus under Section 6 if Executive otherwise meets the eligibility requirements, including but not limited to employment as of the end of the fiscal year; (iii) accrued but unpaid paid time off (if pay-out upon termination of employment is then permitted by Company), and automobile allowance as of the Termination Date; and (iv) reimbursements for expenses under Section 8 incurred but unpaid on or before the Termination Date.  The Company shall pay the Standard Entitlements as follows: (i) earned but unpaid Base Salary, and accrued but unpaid annual bonus, paid time off, and automobile allowance, in a single lump sum in cash no later than the earlier of: (A) the date required under applicable law; or (B) sixty (60) days following the Termination Date, with the exact date of payment to be determined by Company in its sole and absolute discretion; and (ii) reimbursements for expenses shall be paid in accordance with Section 8.

b)             If Executive’s employment is terminated by Company without Cause following the completion of two (2) or more full years of continuous service from Executive’s original date of employment with Company, or Executive resigns with Good Reason following the completion of two (2) or more full years of continuous service from Executive’s original date of employment with Company, in addition to the Standard Entitlements payable in accordance with Section 10(a), Executive shall be entitled to receive the following amounts (collectively, the “Severance Pay”): (i) the then current base salary under Section 4 for a period of eighteen (18) months, (ii) insurance coverage provided to him equal to such coverage provided to him on the date of termination at no cost or, if ineligible for continued coverage under Company policies, reimbursement of the cost of comparable coverage for a period of eighteen (18) months, (iii) accrued but unpaid annual bonus under Section 6 if Executive otherwise meets the eligibility requirements, including but not limited to employment as of the end of the fiscal year, for the then current fiscal year calculated as if all base targets and base goals are achieved subject to any applicable cap on cash payments (but no other incentive compensation beyond the Termination Date), and (iv) Company shall cause all outstanding Company stock options awarded Executive prior to termination of his employment to be one hundred percent (100%) vested at termination.  If Executive’s employment is terminated by Company without Cause prior to the completion of two (2) full years of continuous service from Executive’s original date of employment with Company, or Executive resigns with Good Reason prior to the completion of two (2) full years of continuous service from Executive’s original date of employment with Company, in addition to the Standard Entitlements payable in accordance with Section 10(a), Executive shall be entitled to receive the following: (v) the then current base salary under Section 4 for a period of twelve (12) months.  The obligation of Company to pay Executive’s salary as required by this Section 10(b) shall not be subject to offset for earnings from Executive’s subsequent employment.  For purposes of this provision, Executive resigns with Good Reason if he provides written notice of his resignation within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events: (vi) the assignment to Executive of duties materially and adversely inconsistent with Executive’s status as Chief Financial Officer or a material and adverse alteration in the nature of his duties and/or responsibilities or reporting obligations; (vii) a reduction in Executive’s Base Salary or a failure to pay any such amounts when due; or (viii) the relocation of Company headquarters more than 100 miles from its current location.

Severance Pay, and/or the severance pay provided in Section 10(b)(v), as applicable, will only be made if Executive executes and delivers to Company, in a form prepared by Company, a release of all claims against Company and other appropriate parties, excluding Company’s performance under this Section 10(b) and Executive’s vested rights under Company sponsored retirement plans, 401(k) plans and stock ownership plans (the “General Release”).  Payment or provision of the Severance Pay and/or the severance pay provided in Section 10(b)(v), as applicable, will commence on the ninetieth (90th) day following the Termination Date, provided that the Employee has executed and not revoked the General Release prior to such date.  The payments required under this Section 10(b)(i) and (v) shall be made in equal monthly installments over a twelve (12) month period.

Notwithstanding any other provision in this Agreement, if in the sole discretion of Company any payments under this Section 10 are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and if, as of the Termination Date, Executive is a “Specified Employee,” then such payments will be delayed for six months immediately following the Termination Date, with all such delayed payments being made on the first day of the seventh (7th) month immediately following the Termination Date.  The term “Specified Employee” will have the meaning set forth in Treasury Regulation Section 1.409A-1(i).

c)              Executive shall be deemed to have been terminated by Company without Cause, and shall be entitled, in addition to the Standard Entitlements payable in accordance with Section 10(a), to the Severance Pay payable in accordance with Section 10(b), if he is terminated by Company within 24 months of a Change in Control of Company, and such termination is not due to Death, Disability, or Cause.  For purposes of this Section 10(c), a written notice that Executive’s employment term is not extended pursuant to Section 2 within the 24-month period after a Change in Control shall be deemed to be a termination by Company without Cause, unless Executive and Company execute a new employment agreement effective as of the date on which this Agreement would otherwise have renewed.  The term “Change in Control” of Company shall mean the occurrence of a “change in ownership of the Company,” “a change in effective control of the Company,” or “a change in the ownership of a substantial portion of the Company’s assets,” each within the meaning of Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

11.       Confidential Information.

During Executive’s employment with Company and at all times after the termination of such employment, regardless of the reason for such termination, Executive shall hold all Confidential Information relating to Company in strict confidence and in trust for Company and shall not disclose or otherwise communicate, provide or reveal in any manner whatsoever any of the Confidential Information to anyone other than Company without the prior written consent of Company. “Confidential Information” includes, without limitation, financial information, related trade secrets (including, without limitation, Company’s business plan, methods and/or practices) and other proprietary business information of Company which may include, without limitation, market studies, customer and client lists, referral lists and other items relative to the business of Company. “Confidential Information” shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by Company to third parties without restrictions on such third parties.

12.       Solicitation of Customers.

During his employment with Company and for a period of eighteen (18) months after the termination of Executive’s employment, regardless of the reason for the termination (the “Non-Competition Period”), Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, directly or indirectly, any customer of Company, or induce any customer of Company to terminate any association with Company, in connection with those certain products being offered for sale by Company or in its research and development pipeline on the date of termination of Executive’s employment (the “Restricted Products”) or otherwise attempt to provide services to any customer of Company in connection with the Restricted Products. Executive shall prevent such solicitation to the extent he has authority to prevent same and otherwise shall not interfere with the relationship between Company and its customers. This provision shall not be interpreted to prohibit, prevent or otherwise impair Executive’s ability and right to seek and obtain employment from a competitor of Company, even if said competitor is currently selling products to Company’s customers that are the same as Company products. While Executive shall be unrestricted in seeking to sell products to Company’s customers that are different than Company’s products, it is the intent of this Section to preclude Executive from having said competitor replace Company as a supplier of a product or otherwise take existing sales from Company for the period in question.

13.       Solicitation of Executives and Others.

During his employment with Company and during the Non-Competition Period, Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, for purposes of employment or association, any Executive or agent of Company (“Solicited Person”), or induce any Solicited Person to terminate such employment or association for purposes of becoming employed or associated elsewhere, or hire or otherwise engage any Solicited Person as an Executive or agent of an entity with whom Executive may be affiliated or permit such, or otherwise interfere with the relationship between Company and its employees and agents. For purposes of this Agreement, an employee or agent of Company shall mean an individual employed or retained by Company during the Term and/or who terminates such association with Company within a period of six (6) months after the termination of Executive’s employment with Company.

14.       Non-Competition.

Without the written consent of the President and Chief Executive Officer, during his employment with Company and during the Non-Competition Period, Executive shall not directly or indirectly, as an officer, director, shareholder, member, partner, joint venturer, executive, independent contractor, consultant, or in any other capacity:

a)             Engage, own or have any interest in;

b)             Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

c)              Furnish consultation or advice to; or

d)             Permit his name to be used in connection with;

Any person or entity engaged in a business in the United States or Canada which is engaged in the manufacture, distribution or sale of the Restricted Products or which otherwise competes with the business of Company as it exists from time to time and, in the case of termination of this Agreement, as it exists on the termination date. Notwithstanding the foregoing, holding one percent (1%) or less of an interest in the equity, stock options or debt of any publicly traded company shall not be considered a violation of this Section 14.

15.       Disclosure and Ownership of Work Product and Information.

a)             Executive agrees to disclose promptly to Company all ideas, inventions (whether patentable or not), improvements, copyrightable works of original authorship (including but not limited to computer programs, compilations of information, generation of data, graphic works, audio-visual materials, technical reports and the like), trademarks, know-how, trade secrets, processes and other intellectual property, developed or discovered by Executive in the course of his employment relating to the business of Company, or to the prospective business of Company, or which utilizes Company’s information or staff services (collectively, “Work Product”).

b)             Work Product created by Executive within the scope of Executive’s employment, on Company time, or using Company resources (including but not limited to facilities, staff, information, time and funding), belongs to Company and is not owned by Executive individually. Executive agrees that all works of original authorship created during his employment are “works made for hire” as that term is used in connection with the U.S. Copyright Act. To the extent that, by operation of law, Executive retains any intellectual property rights in any Work Product, Executive hereby assigns to Company all right, title and interest in all such Work Product, including copyrights, patents, trade secrets, trademarks and know-how.

c)              Executive agrees to cooperate with Company, at Company’s expense, in the protection of Company’s information and the securing of Company’s proprietary rights, including signing any documents necessary to secure such rights, whether during or after your employment with Company, and regardless of the fact of any employment with a new company.

16.       Enforcement of Agreement; Injunctive Relief; Attorneys’ Fees and Expenses.

Executive acknowledges that violation of this Agreement will cause immediate and irreparable damage to Company, entitling it to injunctive relief. Executive specifically consents to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement. In addition to injunctive relief, Company is entitled to all money damages available under the law. If Executive violates this Agreement, in addition to all other remedies available to Company at law, in equity, and under contract, Executive agrees that Executive is obligated to pay all Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.

17.       Severability and Savings.

Each provision in this Agreement is separate. If necessary to effectuate the purpose of a particular provision, the Agreement shall survive the termination of Executive’s employment with Company. If any provision of this Agreement, in whole or in part, is held to be invalid or unenforceable, the parties agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law. As to any provision held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in effect.

18.       Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of Company and its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs and personal representatives. This Agreement is not assignable by Executive.

19.       Statute of Limitations.

Executive agrees not to initiate any action or suit relating directly or indirectly to employment with Company or the termination of such employment more than one (1) year after the effective date of termination of employment. Executive expressly waives any other longer statute of limitations. However, Executive agrees that any shorter statute(s) of limitations remain in effect.

20.       Indemnification.

To the fullest extent permitted by applicable law, Company shall indemnify, defend, and hold harmless Executive from and against any and all claims, demands, actions, causes of action, liabilities, losses judgments, fines, costs and expenses (including reasonable attorneys’ fees and settlement expenses) arising from or relating to his service or status as an officer, director, employee, agent or representative of Company or any affiliate of Company or in any other capacity in which Executive serves or has served at the request of, or for the benefit of, Company or its affiliates. Company’s obligations under this section shall be in addition to, and not in derogation of, any rights Executive may have against Company to indemnification or advancement of expenses, whether by statute, contract or otherwise, and Company’s obligation pursuant to this Section 20 shall survive termination of Executive’s employment.

21.       Section 409A Compliance.

No payment shall be made under this Agreement in a form or at a time that would subject the recipient to interest or penalties under Section 409A.  It is the intention of both Executive and Company to make all payments hereunder in compliance with Section 409A and the provisions of this Agreement should be interpreted and applied to give effect to this intention. Neither Executive nor Company, nor any provision of this Agreement, shall be permitted to cause the acceleration of payments hereunder, except as permitted under Section 409A, nor shall either Executive or Company be permitted to defer the payment of any payments hereunder.

22.       Miscellaneous.

a)             No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Company and Executive. The waiver or nonenforcement by Company of a breach by Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Executive. This Agreement is the parties’ entire agreement relating to the subject matter hereof and any and all prior agreements, representations or promises, oral or otherwise, express or implied, are superseded by and/or merged into this Agreement.

b)             Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice): To Company: Lannett Company, Inc., 13200 Townsend Road, Philadelphia, PA 19154 Attn.: President and Chief Executive Officer; To Executive: Martin P. Galvan, 30 Foxfield Court, Ambler, PA 19002. All notices shall be deemed effective upon receipt. The failure to accept mail forwarded through the U.S. Postal Service, certified, return receipt requested, shall be deemed received as of the earlier of the first date such delivery is refused or, alternatively, if notices are provided of attempts to deliver, the date on which said first notice was provided to Company.

c)              This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to choice of law rules.  Any action to enforce this Agreement shall be filed in the state or federal courts located in Pennsylvania.

d)             Although this Agreement was drafted by Company, the parties agree that it accurately reflects the intent and understanding of each party and should not be construed against Company for the sole reason that it was the drafter if there is any dispute over the meaning or intent of any provisions.

e)              Executive agrees that this Agreement is confidential and Executive will not disclose the terms and conditions of this Agreement to any Company employee or other third party, other than Executive’s attorney, accountant, professional advisors and members of his immediate family, except as may be permitted by applicable law.

f)               This Agreement may be executed in counterparts, which together shall constitute one Agreement.

g)              Executive agrees that this Agreement is the sole Employment Agreement between Company and Executive and supersedes any and all prior Employment Agreements, Letters of Understandings, verbal understandings or commitments.

h)             By their signatures below, the parties acknowledge that they have had sufficient opportunity to read and consider, and that they have carefully read and considered, each provision of this Agreement and that they are voluntarily signing this Agreement intending to be legally bound hereby. The parties have executed this Agreement as of the Effective Date.

WITNESS

/s/ Allison E. Haddock		/s/ Martin P. Galvan
Martin P. Galvan
Vice President of Finance and Chief Financial Officer

LANNETT COMPANY, INC.

By:	/s/ Arthur P. Bedrosian
Arthur P. Bedrosian,
President and Chief Executive Officer